Risk Management for Households
The Democratization of Finance

Robert J. Shiller

6th BIS Annual Conference “Financial System
and Macroeconomic Resilience”

Brunnen, June 19, 2007

The following presentation is posted on the

website of the Bank of International

Settlements at www.bis.org.

Disclosure Statement

MACRO Securities Depositor, LLC, a Delaware limited liability company which is acting as the depositor for the Claymore MACROshares Oil Up and Oil
Down Holding and Tradeable Trusts, has filed a registration statement
(including a prospectus) with the SEC for the offering of the Claymore
MACROshares Oil Up Holding Shares, the Claymore MACROshares Oil
Down Holding Shares, Claymore MACROshares Oil Up Tradeable Shares
and the Claymore MACROshares Oil Down Tradeable Shares which referenced by this paper. Before any prospective investor makes any investment decision, such investor should read the prospectus in that registration statement and other documents the issuer has filed with the
SEC for more complete information about the issuer and the offering of such MACROshares. You may get these documents for free by visiting
EDGAR on the SEC web site at www.sec.gov. Alternatively, MACRO
Securities Depositor, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
001 (800) 345-7999. You may also request a copy of the prospectus by accessing the Claymore MACROshares web site at
www.claymoremacroshares.com.

Risk Management Is Less than Half
Way from Optimal

The correlation of consumption changes
across countries is even lower than the
correlation of income changes across
countries  (David Backus, Patrick Kehoe and
Finn Kydland, Journal of Political Economy,
1992)

Need to democratize finance. (New Financial
Order, Princeton, 2003)

Why Does It Take So Long?

Wheeled toys (Mexico Late Classic Period, between 650
and 950 A.D.) but no wheeled vehicles in pre-Columbian
Americas

Wheeled suitcases, Bernard Sadow, 1972, Robert Plath
1991

Movie subtitles invented in 1920 (Abraham Schomer,
The Chamber Mystery) but virtually never used again in
silent movies

Desks over exercise bikes—still not done (Mayo Clinic)

            (from New Financial Order, 2003)

Outline of Talk

Reasons for optimism for progress in the
democratization of finance

Real estate risk management

Longevity risk management

Energy (oil) risk management

Reasons for Optimism

Development of financial theory

Behavioral finance

Information technology

Radical Financial Innovation
Example: Germany Social Security 1889

Financial theory: concept of insurance (Versicherung),
large risks, Lujo Brentano, Gustav Schmoller

Psychological theory: overconfidence, wishful thinking,
hyperbolic discounting Schriften des Vereins für
Sozialpolitik

Information technology making this possible: paper,
typewriters, filing cabinets, German bureaucracy, pasting
11 million stamps on cards

Invention copied around the world, same social security
principles in U. S. today

Behavioral Finance

Neo-Institutional and behavioral theories
are centrally important in analyzing the
evolution of institutions including market
instruments and financial intermediaries,
but are unlikely to provide significant and
stable explanations of asset prices and
resource allocations.” Robert Merton and
Zvi Bodie 2004

Kahneman and Tversky on Framing
Science 30 January1981

“Imagine that the U.S. is preparing for the outbreak of an
unusual Asian disease, which is expected to kill 600
people. Two alternative programs to combat the disease
have been proposed. Assume that the exact scientific
estimate of the consequences of the programs are as
follows: If program A is adopted, 200 people will be
saved, If program B is adopted, there is 1/3 probability
that 600 people will be saved and 2/3 that no people will
be saved.” Which of the programs would you favor?”

A 72% B 28%

Kahneman and Tversky on Framing
Science 30 January1981

“Imagine that the U.S. is preparing for the outbreak of an
unusual Asian disease, which is expected to kill 600
people. Two alternative programs to combat the disease
have been proposed. Assume that the exact scientific
estimate of the consequences of the programs are as
follows: If program C is adopted, 400 people will die, If
program D is adopted, there is a 1/3 probability that
nobody will die, and a 2/3 probability that 600 will die.”

C 22%, D 78%

Wishful Thinking Bias

People exaggerate probability that their
team will win.

People exaggerate probability that the
candidate they favor will win.

Attention Anomalies

Attention is fundamental aspect of human
intelligence and its limits

Social basis for attention

Inability to account for one’s attention

“No arbitrage assumption” of financial
theory: No ten-dollar bills lying around.
Does not require everyone is paying
attention.

Mental Compartments

Shefrin & Thaler: Compartments: current
wage, asset, and future.

Shefrin & Statman: Investors have a “safe”
part of their portfolio that they will not risk,
and a “risky” part of their portfolio that they
can have fun with

Representativeness Heuristic

People judge by similarity to familiar types,
without regard to base rate probabilities
(sensitive, artistic woman, sculptress or
bank teller)

Tendency to see patterns in what is really
random walk

Culture and Social Contagion

Social cognition, collective memory

Durkheim, 1897, suicide rates differ across
countries for no more reason than different
cultural themes

A global culture in today’s world

Endowment Effect

Merton and “selling the national jewels”

Daniel Kahneman, Jack L. Knetsch, and
Richard Thaler, “Experimental Tests of the
Endowment Effect and the Coase
Theorem.” coffee mugs

Home Prices
Building Costs
Population
Interest Rates
Index or Interest Rate
Population in Millions
0
50
100
150
200
0
100
200
300
400
500
600
700
800
900
1000
1880
1900
1920
1940
1960
1980
2000
2020

US Home Prices and Economic
Fundamentals, 1890-2007

Index Price
400
350
300
250
200
150
100
50
0
1600
1650
1700
1750
1800
1850
1900
1950
2000
2050
Amsterdam
U.S.
Norway

Historical Real Home Prices in
Norway, Netherlands and US

Home Equity Insurance

Risks to values of homes greater than risks by fire

Oak Park, Illinois, 1977

Chicago Home Equity Assurance Program 1988

Index-based insurance, Shiller and Weiss 1994

Yale-Syracuse-NRC program, 2002

Evolution of Home Price Indices

Electronic files of home sales became
available in late 1980s

Econometric techniques (repeat sales),
Case and Shiller, late 1980s

Track record of Case Shiller Weiss, Inc. as
index provider slowly developed

Co-branding with Standard & Poor’s as
S&P/Case-Shiller Indices

Boston
Chicago
New York
Denver
Washington DC
San Francisco
Las Vegas
Los Angeles
San Diego
Miami

World Real Estate at Night

DMSP Satellite Composite Image

S&P/Case-Shiller Indexes - February 2007 Futures Prices v. Index Levels
7/3/2006
8/3/2006
9/3/2006
10/3/2006
11/3/2006
12/3/2006
1/3/2007
2/3/2007
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
Boston
Chicago
Denver
Las Vegas
Los Angeles
Miami
New York
San Diego
San Fran
Wash DC
Comp-10

CME Futures Discounts

Pensions and the Risk of Outliving
One’s Wealth

Life annuities are an excellent old idea, rarely embraced
by the public

Wishful thinking bias, mental framing

Public pension funds

Private annuities

Problem: annuity providers have to manage aggregate
longevity risk

90
80
70
60
50
40
30
20
10
0
Age at Death
Female
Male
1880
1900
1920
1940
1960
1980
2000
2020

U.S. Life Expectancy, 1900-2001

Efforts to Create Markets for
Longevity Risk

Swiss Re longevity bond, 2003

European Investment Bank-BNP Paribas longevity bond
2004

Swiss Re, takes on £1.7 billion of longevity from Friends
Provident in UK

            To date the longevity risk market is still struggling to gain a foothold

Problems Inhibiting Longevity
Bonds

EIB Bonds were nominal bonds, should be
real

UK Issuers of life annuities were not
seriously enough interested in this small
issue to take fast action

Those who would take other side are not
easily found, need to look at prices in an
established market

Stocks
Bonds
Oil WTI
Oil Brent
Dollars
0
50
100
150
200
250
300
350
400
450
1988
1990
1992
1994
1996
1998
2000
2002
2004
2006
2008
2010

Cumulative Returns, 1990-2007

MACRO MARKETS
AMERICAN
STOCK EXCHANGE
Equities Options ETFs

Launching of Oil MacroShares

                  On November 30th , 2006:

                   MacroMarkets LLC launched

MACROSHARES Oil Up and MACROSHARES Oil Down are listed
on the American Stock Exchange.

These securities track the performance (and inverse
performance) of West Texas Intermediate Crude Oil.

          Ticker Symbols:

          AMEX: UCR           MACROSHARES Oil Up

http://macromarkets.com/macro_securities/docs/UCR_prospectus.pdf

          AMEX: DCR             MACROSHARES Oil Down

http://macromarkets.com/macro_securities/docs/DCR_prospectus.pdf

At inception MacroShares Up and MacroShares Down Trusts are equally priced and equally collateralized.
$60
Treasury assets pledged between trusts
Reference Index is $60
$60
MacroShares Up
MacroShares Down
Example 1: Index Rises
MacroShares Up increases in value and MacroShares Down decreases in value proportionally. (excluding accrued income and expenses)
Index Price Rises $30
MacroShares Up is entitled to $30 in pledged assets
$90
$30
MacroShares Up
MacroShares Down
Example 2: Index Falls
MacroShares Down increases in value and MacroShares Up decreases in value proportionally. (excluding accrued income and expenses)
Index Price Falls $30
MacroShares Down is entitled to $30 in pledged assets
$30
$90
MacroShares Up
MacroShares Down

The MACRO SHARES Structure

$$P_0 = \int_0^\infty \hat{I}_{0t} r_t e^{-\int_0^t r_\tau d\tau} dt$$

$$P_0 = I_0 + \int_0^\infty d\hat{I}_{0t}\; e^{-\int_0^t r_\tau d\tau} dt$$

Simple Interpretation of Price

Hypothetical Portfolio:
Government Pension Fund with Oil Reserves

Gov’t Pension Fund

NOK 1,891

Oil Reserves

NOK 3,305

Oil, 64%

Oil, 64%

Debt, 22%

Debt, 14%

Equity, 14%

Equity, 22%

PORTFOLIO HAS TOO MUCH OIL!

Total Value = NOK 5196 Billion

Today’s Benchmark

40% Equity, 60% Bonds

Proposed Benchmark

40% Equity, 60% Bonds

64%

36%

Norway Government Pension Fund
and Hedging Oil Risk

MacroMarkets LLC
proposal to Norway to
put some of the fund
in oil MacroShares

Ronit Walny and I in
Norway last week

Efficient Portfolio Frontier With and Without Oil

29% Up Oil MACROshares, 115% Stocks, -44% Bonds
With Oil
21% Up Oil MACROshares, 79% Stocks, 0% Bonds
100% Stocks
W/O Oil
15% Up Oil MACROshares, 53% Stocks, 32% Bonds
50% Stocks, 50% Bonds
9% Up Oil MACROshares, 27% Stocks, 64% Bonds
25% Stocks, 75% Bonds
100% Bonds
Expected Annual Return
16%
15%
14%
13%
12%
11%
10%
9%
8%
5%
7%
9%
11%
13%
15%
17%
19%
Standard Deviation of Annual Return

Efficient Portfolio Frontier